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                                                                 Exhibit 99.8(b)

                                                     UBS GLOBAL ASSET MANAGEMENT
                                                     (US) INC.
                                                     51 West 52nd Street
                                                     New York, NY   10019-6114
                                                     www.ubs.com

   November 13, 2002


BY OVERNIGHT COURIER
PFPC Inc.
400 Bellevue Parkway
Wilmington, DE 19809

Re:  TRANSFER AGENCY AND RELATED SERVICES AGREEMENT
     AND TRANSFER AGENCY-RELATED SERVICES DELEGATION AGREEMENT

Dear Sirs:

The Boards of Directors or Trustees of the funds (each a "Fund") listed on the attached Schedule A, have authorized an increase to fees payable for transfer agency and related services. In accordance with the provisions of each Fund's Transfer Agency and Related Services Agreement (collectively, the "TA Agreements") with PFPC Inc. ("PFPC"), each of which provides that, in consideration of PFPC's services as transfer agent, registrar, dividend disbursing agent and related services agent, each Fund will pay PFPC such fees as are agreed to in writing from time to time, each Fund hereby agrees to pay PFPC fees in the amount indicated next to the name of the Fund on Schedule A. The fees, shown on Schedule A on an annualized, per account basis, shall be calculated and paid monthly, on the basis of all accounts open during the month for which fees are calculated. The minimum monthly fee is $750 per Fund (not per class) exclusive of out-of-pocket expenses.

In addition, the term of each TA Agreement is hereby amended to continue through September 30, 2006.

Also, the Transfer Agency- Related Services Delegation Agreement ("Delegation Agreement"), pursuant to which PFPC agrees to pay UBS Global Asset Management
(US) Inc. ("UBS Global AM") or UBS PaineWebber Inc. such fees as agreed to from time to time for the performance of certain services required to be performed by PFPC under the TA Agreements, is hereby amended to provide that PFPC agrees to pay UBS Global AM or UBS PaineWebber Inc. the fees set forth on Schedule A for the services performed under the Delegation Agreement.

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All other provisions of the TA Agreements and the Delegation Agreement remain in effect. Please acknowledge receipt of this letter and acceptance of the new fees schedules listed on Schedule A and the amendment to the TA Agreements and Delegation Agreements by signing where indicated below and returning this letter to me. If you have any questions, you may call me at (212) 882-5290 or Paul Schubert at (212) 882-5124.

Very truly yours,

/s/ Edward W. Janeczek Jr.

Acknowledged:


PFPC Inc.

By:    /s/ Michael G. McCarthy
    ---------------------------------------------
Name:  Michael G. McCarthy
Title: Senior Vice President and General Manager